CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 16, 1999, relating to the financial statements and financial highlights appearing in the June 30, 1999 Annual Report to Shareholders of The Preferred Group of Mutual Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
October 28, 1999